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CIGNA CORPORATION                                                     EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)

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                                             Three Months Ended
                                                  March 31,
                                              1997        1996
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
Income before income taxes                    $437        $358
                                              ----        ----
Fixed charges included in income:
    Interest expense                            23          28
    Interest portion of rental expense          19          21
                                              ----        ----
Total fixed charges included in income          42          49
                                              ----        ----
Income available for fixed charges            $479        $407
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RATIO OF EARNINGS TO FIXED CHARGES            11.4         8.3
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